Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm



     We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, Class Y, and Class Z shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, Class R, Class Y, and Class Z shares' Statement of Additional Information and to the incorporation by reference of our report, dated December 19, 2008, on the financial statements and financial highlights of Pioneer Equity Income Fund included in the Annual Report to the Shareowners for the year ended October 31, 2008, as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 17 to the Registration Statement (Form N-1A, No. 333-46453) of Pioneer Equity Income Fund.


/s/ ERNST & YOUNG LLP


Boston, Massachusetts
February 23, 2009